Exhibit 10.1

June 10, 2016

Terry M. Rich

7832 Doug Hill Court

San Diego, CA 92127

Re:	Resignation Agreement

Dear Terry:

The purpose of this letter agreement (this “Agreement”) is to set forth the terms of your resignation and separation from Wright Medical Group N.V. (“Wright N.V.”) and its subsidiaries and affiliates, including without limitation, Tornier, Inc. (“Tornier”). For purposes of this Agreement, Wright N.V. and its subsidiaries and affiliates, including without limitation Tornier, are hereinafter collectively referred to as the “Company”.

This Agreement is intended to amend certain terms of: (1) that certain Separation Pay Agreement dated as of October 1, 2015 between Tornier and you (the “Separation Pay Agreement”); and (2) that certain Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement dated as of October 1, 2015 between Tornier and you (the “Confidentiality Agreement”). Except as specifically set forth in this Agreement, the parties to this Agreement hereby agree that the Separation Pay Agreement and Confidentiality Agreement will remain in full force and effect in accordance with their respective terms. This Agreement, together with the Separation Pay Agreement and Confidentiality Agreement, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior oral discussions and writings are merged into this Agreement.

1. Resignation as Officer and Employee. You agree to and hereby resign as an officer and employee of the Company, effective as of June 10, 2016 (the “Resignation Date”). In furtherance of the foregoing, upon the request of the Company, you agree to execute and deliver to the Company any resignation or corporate, governmental or other documents necessary to effect your resignation hereby; provided, however, that any such request of you in furtherance of the foregoing will be reasonable.

2. Agreement to Cooperate in Transition. Both before and after your Resignation Date, you agree to cooperate in all reasonable respects with the Company in its efforts to transition your role and to work with employees and customers of the Company with respect to the same as requested by the Company. Notwithstanding the generality of the foregoing and in furtherance of the foregoing, you agree to be available, at the Company’s request, (a) by telephone or e-mail (as directed by the Company), upon reasonable advance notice (notice in excess of 24 hours not being required), to answer any questions that may arise relating to your employment with the Company and the transition of your duties and responsibilities to such other persons as directed by the Company and (b) upon reasonable advance notice and at the Company’s expense, to travel to meet with employees and/or customers of the Company for the same transition purpose or, at the Company’s option, to conduct such meetings via telephone or teleconference.

3. No-Hire Agreement. In addition to your non-solicitation and other obligations under Section 3.2 of the Confidentiality Agreement, you agree, for a period of 18 months from and after the Resignation Date, not to, directly or indirectly, alone or on behalf of any person or entity, hire any person who is an employee of the Company as of the Resignation Date, or who subsequently becomes an employee of the Company, without the prior written consent of the Company. In addition, you agree not to, directly or indirectly, assist any person or entity in performing any activity prohibited by this Section 3 or any provision of the Confidentiality Agreement. Nothing in this Section 3 purports to restrict the lawful hiring by any California-based entity of a current or future Company employee, or the lawful hiring of any California-based employee by any entity, provided that you were not at any time involved, directly or indirectly, in the solicitation of any such employee(s) in violation of your obligations under Section 3.2 of the Confidentiality Agreement.

4. Payments upon Resignation. In consideration of the transition services you will provide pursuant to Section 2 hereof and the other terms and conditions of this Agreement and notwithstanding the terms of the Separation Pay Agreement and in settlement and in lieu of any payments or benefits under the Separation Pay Agreement and subject to your compliance in all material respects with all of the terms and conditions of this Agreement and the Company’s receipt of a Release (as defined below) executed by you that has not been revoked, the Company agrees to pay you the following amounts (subject in each case to all applicable U.S. federal, state, local, foreign and other withholdings and similar taxes and payments required by applicable law):

a.	$699,756.75 in one lump sum cash payment as soon as practicable after the effectiveness of the Release, but in any event within seven business days thereafter.

b.	beginning with the Company’s pay period immediately following December 9, 2016 and continuing one year thereafter, the sum of $199,930.50 payable over twenty-four (24) equal payments in accordance with the Company’s normal payroll practices.

c.	$109,961.78 in one lump sum cash payment on December 9, 2017, or as soon thereafter as is reasonably practicable, but in any event within 7 days thereafter.

d.	the cost of health and dental coverage as provided for under the United States Consolidated Omnibus Budget Reconciliation Act (“COBRA”), using the normal COBRA administration process of the Company, terminating on the earlier of (a) December 9, 2017 or (b) the date on which you accept employment with another employer or are no longer eligible for COBRA coverage.

You acknowledge that the foregoing payments are the only payments to which you are entitled in connection with your resignation and that you will not be entitled to any other payments including, without limitation, any payments under the Separation Pay Agreement or any vacation, bonus or other payments and you hereby waive the same and will expressly release the same in the Release (as defined below).

5. Release. You agree that you will execute a general release of all potential claims including, without limitation, all United States Age Discrimination in Employment Act, as amended, potential claims, in the form attached as Attachment 1 hereto (the “Release”), within 30 days after the Resignation Date to be eligible to receive any post-employment payments of any kind under this Agreement. You recognize and agree that, notwithstanding any other Section in this Agreement or the Separation Pay Agreement to the contrary, the Release must be executed and not revoked within the time provided therein prior to the commencement of any post-employment payments of any kind under this Agreement.

6. Non-Disparagement and Confidentiality. You agree that you will make no defamatory, disparaging, critical, derogatory or negative oral or written comments regarding the Company, or its past, present or future officers, directors, employees, customers, consultants, distributors, products, business strategies, or services or make any defamatory, disparaging, critical, derogatory or negative comments concerning the terms or circumstances of your separation from the Company to any person or entity including, without limitation, past, present and future employees, customers, prospective customers, surgeons and other HCP consultants. The Company agrees that with the exception of necessary internal high-level comments related to company business which will remain confidential within the Company, the Company (specifically by and/or through senior-level management personnel and Board members) will not make any defamatory, disparaging, critical, derogatory or negative oral or written comments regarding you. You agree that the terms of this Agreement are confidential in nature and that you will not discuss the same with any person or entity.

7. Not an Agent of the Company. Effective as of the Resignation Date, you will not be an employee or agent of the Company and, accordingly, will not be authorized to: (a) speak on behalf of the Company with employees, customers, sales agents, distributors, analysts, market professionals, investors, members of the media, or otherwise; (b) issue statements on behalf of the Company or (c) communicate information about the Company to any such persons, unless specifically asked to do so in writing by senior management of the Company. In the event that you are requested to communicate information about the Company to any such persons, you will communicate information as directed by senior management on the Company. You will refer all inquiries from such persons or any request for an interview to either the current President and Chief Executive Officer or Chief Financial Officer of Wright N.V. After the Resignation Date, you will not enter any of the Company’s offices or facilities unless requested to do so by management of the Company. These obligations are in addition to your confidentiality and other obligations under this Agreement and the Confidentiality Agreement and the policies and procedures of the Company applicable to you and which by their terms extend beyond the Resignation Date, including, without limitation, the Code of Conduct on Confidentiality and Insider Trading and the Code of Business Conduct. By signing below, you acknowledge and agree that the Company’s obligations under Section 4 of this Agreement are contingent upon your compliance with this Section 7.

8. Return of Property. You agree to return, as soon as possible after the Resignation Date, and to not retain in any form or format, all Company documents, data, trunk stock and other property in your possession or control; provided, however, that you may retain your laptop and cell phone after you have returned the same to the Company and the Company has permanently deleted from such devices all Company data or data compilations stored therein.

9. Entire Agreement. This Agreement, together with the Release attached as Attachment 1, the Separation Pay Agreement attached as Attachment 2, and the Confidentiality Agreement attached as Attachment 3, is the entire agreement between you and the Company relating to your employment and your resignation from employment. Except as expressly provided otherwise in this Agreement, this Agreement supersedes all prior oral and written agreements and communications between the parties hereto. This Agreement will not be modified, amended or terminated, except by a written agreement manually signed by both parties hereto.

10. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that both parties hereto need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11. Governing Law; Mandatory Jurisdiction and Venue. This Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Tennessee without regard to conflicts-of-laws principles that would require the application of any other law. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Any action to enforce the terms of this Agreement, and/or claims or disputes regarding your separation from employment with the Company, shall be brought in the state or federal courts located in Shelby County, Tennessee and the parties hereto shall submit to and not contest such mandatory jurisdiction and venue in such courts.

12. Severability. To the extent that any portion of any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

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Sincerely,

/s/ Greg Morrison

Greg Morrison

Senior Vice President, Human Resources

ACCEPTANCE

By signing below, I acknowledge that I have read, understand, and accept the terms and conditions of the foregoing Agreement, which I accept as of this 10th day of June, 2016:

/s Terry M. Rich
Terry M. Rich

Attachment 1

GENERAL RELEASE

Terry M. Rich (the “Executive”), on behalf of the Executive and the Executive’s heirs, executors, administrators, successors and assigns, whether named or referred to below or not, releases, acquits and forever discharges Wright Medical Group N.V. and its subsidiaries and affiliates, including without limitation, Tornier, Inc. (“Tornier”), and their respective divisions, subdivisions, successors and assigns (collectively, the “Company”), and the Company’s respective agents, servants, representatives, officers and employees (together with the Company, each, a “Released Party” and collectively, the “Released Parties”), of and from any and all past, present, and future claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen, or unforeseen, real or imaginary, actual or potential, and whether arising at law or in equity, under the common law, state, federal or foreign law, or any other law, or otherwise, arising out of or relating to the Executive’s employment with the Company or the termination thereof (collectively “Claims”). The Executive intends to affect a full and final general release of all such Claims. It is expressly understood and agreed that this Release is intended to cover, and does cover, any and all obligations of the Company whatsoever to the Executive, including without limitation, any payments or benefits under that certain Separation Pay Agreement dated as of October 1, 2015 between Tornier and the Executive (the “Separation Pay Agreement”) and any vacation, bonus or other payments or benefits. In addition, it is expressly understood and agreed that this Release is intended to cover, and does cover, not only all now known injuries, losses, and damages, but those injuries, losses, and damages not now known or anticipated, but which may later be discovered after the Effective Date (as hereinafter defined as the date when the Executive signs this Release), including all the effects and consequences thereof.

More specifically, by signing this Release, the Executive agrees to release any actual and potential Claims that the Executive has or may potentially have, either as an individual or standing in the shoes of the government, under any foreign, federal, state or local law, administrative regulation or legal principle (except as provided below in this Release) against the Company or any and all other Released Parties. The following listing of laws and types of Claims is not meant to, and shall not be interpreted to, exclude any particular law or type of Claim, law, regulation or legal principle not listed. The Executive understands that the Executive is releasing all Claims against the Company and all Released Parties including, but not limited to, any Claims for payments, benefits or obligations of the Company under the Separation Pay Agreement or otherwise, expense reimbursement or expenses (except as otherwise set forth below), Claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; Claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and any Claims under Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), as amended by the ADA Amendments Act of 2008 (“ADAAA”), 29 U.S.C. § 12101, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., the Equal Pay

Act (“EPA”), 29 U.S.C. § 206(d), the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq., the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A.01, et seq., Minnesota Statutes § 181, et seq., the Minnesota Whistleblower Act, Minn. Stat. § 181.931, et seq., Tennessee Human Rights Act and the Tennessee Disability Act, and any and all other Tennessee statutes, regulations, and ordinances related to fair employment practices or employment more generally, the California Labor Code § 1401, the California Fair Employment and Housing Act, Cal Gov’t Code § 12900 et seq., the False Claims Act, 31 U.S.C. § 3729, et seq. or any other state human rights or fair employment practices act. This includes, but is not limited to, Claims for violation of any civil rights laws based on protected class status and all other Claims for unlawful employment practices, and all other common law or statutory Claims.

The Executive is not releasing and “Claims” shall not include any rights or Claims the Executive has (1) pursuant to that certain letter agreement dated as of June 10, 2016 between the Company and the Executive (the “Letter Agreement”) and (2) to any unreimbursed business expenses incurred by the Executive through the Resignation Date (as defined in the Letter Agreement) in the course of and pursuant to the Company’s expense reimbursement policies and procedures.

The Executive declares that the Executive understands, covenants, and agrees that the Executive will not make any Claims or demands, or file any legal proceedings against any Released Party or join any Released Party as a party with respect to any Claims released by the Executive, nor shall the Executive proceed against any other person, firm, or corporation on the Claims released above except as is necessary to enforce the terms and conditions of this Release and the Letter Agreement. Notwithstanding the foregoing, nothing in this Release or the Letter Agreement should be construed as interfering with the Executive’s right or ability to file a charge, report, claim or complaint with, or to otherwise participate in any manner in an investigation or proceeding before, any civil rights, fair employment practices, securities regulation or other governmental regulatory or law enforcement agency or entity, including without limitation, the Equal Employment Opportunity Commission (“EEOC”). The Executive further declares that the Executive is voluntarily forfeiting any right to recover or receive compensation in any form resulting from a legal action or demand against the Company by any other person or persons with respect to the Claims released by the Executive herein, including without limitation any and all payments, benefits or compensation under the Separation Pay Agreement or otherwise. The Executive agrees that the Released Parties reserve any and all defenses which they have against any such claims.

The filing of any claim, demand or any and all other legal proceedings by the Executive against the Company with respect to Claims released by the Executive shall be deemed to be a material breach of the terms of this Release. Such breach shall immediately terminate the Company’s duty to pay any further sums to the Executive under the Letter Agreement. Additionally, the Executive shall indemnify and hold harmless the Company from any and all judgments, costs, expenses, or attorneys’ fees whatsoever arising on account of the filing of any such claim, demand, or other legal proceedings by the Executive with respect to the Claims the Executive has released.

It is further understood and agreed that the Company will pay and the Executive is accepting the post-termination payments and benefits more fully described in the Letter Agreement between the parties in full accord and satisfaction of any obligations, Claims, and/or disputes that the Executive may have with the Company with respect to the Executive’s released Claims, including without limitation under the Separation Pay Agreement.

The Executive declares, understands, covenants, and agrees that the terms of the Letter Agreement, and the post-termination payments and benefits stated therein, are the sole consideration for this Release and that the Executive voluntarily accepts that consideration for the purpose of making a full and final compromise, adjustment, and release of all Claims.

The Executive understands and agrees that this is the full and complete understanding of the parties, that it is the integrated memorial of their agreement, and that there are no other written or oral understandings, agreements, covenants, promises or arrangements, directly or indirectly connected with this Release, that are not incorporated herein. The terms of this Release are contractual and are not mere recitals.

Notwithstanding the foregoing, nothing in this Release shall release any party from obligations resulting from the Letter Agreement nor prohibit any party from seeking the enforcement of the Letter Agreement.

For the purpose of implementing a full and complete release and discharge of all claims, the Executive expressly waives the protection provided by Section 1542 of the California Civil Code which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.” The Executive acknowledges that he has had the opportunity to seek legal counsel with regard to his rights under Section 1542, represents that he has read and understands the provisions of California Civil Code Section 1542, and acknowledges and agrees that: (a) this Release is intended to include within its effect, without limitation, all claims which the Executive has against the Released Parties but does not know or suspect to exist in his favor at the time of execution of this Release which, if known or suspected, would materially affect his decision to execute the Release; and (b) this Release contemplates the extinguishment of any such claim or claims, and that all rights under Section 1542 of the California Civil Code are hereby expressly waived.

This Release complies with the Older Workers Benefit Protection Act of 1990, as amended from time to time.

a.	This Release is written in terms which the Executive understands and the Executive’s release of claims under the ADEA is knowing and voluntary;

b.	The Executive is advised of the Executive’s rights to consult an attorney to review and for advice regarding whether to sign this Release;

c.	The Executive does not waive any rights or claims that may arise after the date the Release is executed;

d.	The Executive is receiving consideration beyond anything of value to which the Executive already is entitled; and

e.	The Executive has been given a reasonable period of time to consider this Release (up to 21 days) and if the Executive signs this Release before the end of the 21-day period, it is his personal, voluntary decision to do so, and any changes made to this Release or the Letter Agreement before this Release is signed do not restart the running of this consideration period.

RIGHT TO RESCIND OR REVOKE

The Executive understands that insofar as this Release relates to the Executive’s rights under the ADEA, it shall not become effective or enforceable until seven (7) days after the Executive signs it. The Executive also has the right to rescind (revoke) this Release only insofar as it extends to potential Claims under the ADEA by written notice to Tornier within seven (7) calendar days following the Executive’s signing this Release (the “Rescission Period”). The Executive also has the right to rescind this Release under the MHRA by written notice to Tornier within fifteen (15) calendar days following the Executive’s signing this Release and this Release will not become effective or enforceable as to those MHRA claims until that 15-day period has expired. Any such rescission (revocation) must be in writing, must explain that the rescission is applicable to the Executive’s ADEA Claims, MHRA Claims, or both, and must be either hand-delivered to Tornier or, if sent by mail, postmarked within the applicable time period (below), sent by certified mail, return receipt requested, and addressed as follows:

(a)	post-marked within the seven (7) and/or fifteen (15) day period;

(b)	properly addressed to:
General Counsel
Tornier, Inc.
1023 Cherry Road
Memphis, TN 38117; and

(c)	sent by certified mail, return receipt requested.

The Executive understands that the consideration the Executive is receiving for settling and releasing the Executive’s Claims is contingent upon the Executive’s agreement to be bound by the terms of this Release. Accordingly, if the Executive attempts to revoke this Release, the Executive understands that the Executive is not entitled to the post-termination payments and benefits offered in the Letter Agreement. The Executive further understands that if the Executive attempts to revoke the Executive’s release of the Executive’s ADEA Claims, the Executive must immediately return to the Company any post-termination payments and benefits that the Executive may have received under the Letter Agreement; provided however, that if the Executive decides to challenge the knowing and voluntary nature of this Release under the ADEA and/or the OWBPA, the Executive is not required to return to the Company any consideration that the Executive received under the Letter Agreement.

AGREED AND ACCEPTED

The Company has advised the Executive of the Executive’s right to review this Release with the Executive’s own attorney. The Executive has had the opportunity to carefully read this Release and understands all its terms. In agreeing to sign this Release, the Executive has not relied on any oral statements or explanations made by the Company or any other Released Party, including their employees or attorneys. The Executive understands and agrees to be bound by this Release. This Release shall be effective as of the date signed by the Executive (“Effective Date”).

EXECUTIVE:

Dated: June 10, 2016	/s/ Terry M. Rich
(Effective Date)	Signature
Name: Terry M. Rich

Attachment 2

Separation Pay Agreement

Previously filed.

Attachment 3

Confidentiality Agreement

Previously filed.